        Exhibit 10.41
NONSTATUTORY STOCK OPTION
Granted by
Zosano Pharma Corporation (the “Company”)
Under the Amended and Restated 2014 Equity and Incentive Plan
This option (this “Option”) is and shall be subject in every respect to the provisions of the Company’s Amended and Restated 2014 Equity and Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference and made a part hereof. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives. The Notice of Grant provided to you through E*TRADE with respect to this Option (the “Notice of Grant”) is incorporated herein by reference and made a part hereof. Capitalized terms used but not otherwise defined in this Option shall have the meanings given to such terms in the Plan.
1.    Name of Holder:    [____________]
2.    Date of Grant:    [____________]
3.    Number of Shares Subject to Option: [____________]
4.    Vesting Schedule. This Option shall vest and become exercisable as set forth on Exhibit A. All vesting shall cease upon the date, as determined by the Committee, that the Holder’s service terminates for any reason (such date, the “Termination Date”).
5.    Exercise Price Per Share: $[____________]
6.    Expiration Date: [____________]
7.    Method of Exercise. This Option may be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with payment by (i) cash, or certified or bank check or other instrument acceptable to the Administrator for an amount equal to the aggregate exercise price of the shares being purchased; or (ii) instructing a broker on the Holder’s behalf to sell shares of Stock otherwise issuable to the Holder upon exercise of the Option and submit the proceeds of such sale to the Company.
8.    Termination of Services. This Option shall terminate on the earliest to occur of:
(i)     the Expiration Date set forth above;
(ii)    three (3) months following the Termination Date upon any termination other than for Disability or death; or
(ii)    twelve (12) months following the Termination Date upon termination for Disability or death, or if the Holder dies within three (3) months after his or her Termination Date.
9.    Tax Withholding. The Company’s obligation to deliver shares shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements.

10.    Adjustments. The Holder acknowledges that the Option is subject to modification and termination in certain events as provided in Sections 4(b) and 20 of the Plan.
11.    Certain Incorporations. Without limiting the generality of any other provision of this Agreement, Sections 6(b) (“Non-transferability of Options”), 16 (“Section 409A Awards”), 18 (“Amendments and Termination”), 21(a) (“No Distribution; Compliance with Legal Requirements”), 21(c) (“Other Compensation Arrangements; No Employment Rights”), and 21(e) (“Forfeiture of Awards under Sarbanes-Oxley Act”) of the Plan are hereby expressly incorporated into this Agreement as if first set forth herein.
12.    Entire Agreement; Governing Law. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, provided that the Option shall be subject to any accelerated vesting provisions in any written agreement between the Holder and the Company or a Company plan pursuant to which the Holder participates, in each case, in accordance with the terms therein. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
13.    Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, CA 94555, attention of the President and CEO, or such other address as the Company may hereafter designate. Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.
IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Date of Grant.
ZOSANO PHARMA CORPORATION
By:

Name:
Title:

The undersigned Holder hereby acknowledges receipt of a copy of the Plan, the Notice of Grant and this Option, and agrees to the terms of this Option and the Plan.

By:
Name:

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Exhibit A
PERFORMANCE GOALS
Definitions:
“Measurement Date” means any date during the Performance Period upon which the Board or Compensation Committee of the Board determines an applicable Performance Metric has been achieved.
“Performance Period” means the period beginning on March 31, 2021 and ending on March 31, 2023.
“Platform/R&D” means the achievement of five or more active new or opt-in partnerships that exceed $1 million each in fees to the Company.
“M207” means the achievement of FDA approval and product launch for M207.

Performance Metric	Target Achievement	Weighting
M207	Yes	70%
Platform/R&D	Yes	30%

The Option will be eligible to become earned and vest as of the Measurement Date based on the achievement of the applicable Performance Metrics set forth above, subject to the Participant’s continued service with the Company through such date. There are two Performance Metrics, which together provide the Participant with an opportunity to earn 100% of the Number of Shares subject to the Option set forth on the Grant Notice, with 70% of the Number of Shares subject to the Option eligible to be earned based on the achievement of the M207 Performance Metric and 30% of the Number of Shares subject to the Option eligible to be earned based on the achievement of the Platform/R&D Performance Metric.
The Board or Compensation Committee of the Board will determine in its sole discretion whether each Performance Metric has been achieved during the Performance Period. If either Performance Metric is not achieved prior to the last day of the Performance Period (or the Termination Date, if earlier), the Participant will not be eligible to earn any Options in respect of such metric(s) and such unvested Options will be forfeited automatically for no consideration. Any Shares earned with respect to the Options will be exercisable by the Participant in accordance with Section 7 of the Agreement.

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